UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐          Preliminary Proxy Statement
☐          Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☐          Definitive Proxy Statement
☒          Definitive Additional Materials
☐          Soliciting Material under §240.14a‑12

magicJack VocalTec Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a‑6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT

This is a Supplement to the definitive proxy statement on Schedule 14A originally filed by magicJack VocalTec Ltd., an Israeli corporation (the “Company,” “magicJack,” “we,” or “us”), with the Securities and Exchange Commission (“SEC”) on February 8, 2018 and supplemented with a filing on March 2, 2018 (the “Definitive Proxy Statement”). The Definitive Proxy Statement was filed in connection with the extraordinary general meeting of the shareholders of magicJack to, among other things, approve the Agreement and Plan of Merger, dated as of November 9, 2017, as may be amended from time to time (the “Merger Agreement”), by and among the Company, B. Riley Financial, Inc., a Delaware corporation (“Parent”), and B. R. Acquisition Ltd., an Israeli corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, subject to the approval by magicJack’s shareholders of the Merger Agreement and the terms of the merger contemplated by the Merger Agreement, and the satisfaction of certain other conditions specified in the Merger Agreement, Merger Sub will be merged with and into magicJack (the “Merger”), with magicJack surviving the Merger as a wholly owned subsidiary of Parent.

This Supplement is being filed by magicJack with the SEC to supplement certain information contained in the Definitive Proxy Statement. Except as otherwise set forth below, the information set forth in the Definitive Proxy Statement remains unchanged. Capitalized terms used but not defined herein have the meanings ascribed to them in the Definitive Proxy Statement.

SUPPLEMENTAL DISCLOSURES TO THE DEFINITIVE PROXY STATEMENT

The disclosure in the Definitive Proxy Statement in the section “Summary” on page 16 (following “FCC and State Approvals”), and in the section “The Transaction” on page 62 (following “—Tax Considerations in Other Jurisdictions,”) is supplemented as follows:

Litigation Related to the Merger

On March 8, 2018, Hunter Raines, a purported shareholder of the Company, filed a complaint titled Raines v. magicJack Vocaltec Ltd. et al., Case 9:18-cv-80927 in the U.S. District Court for the Southern District of Florida.  It alleges that the Definitive Proxy Statement contains materially false and misleading statements in violation of Section 14(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”).  The complaint names as defendants the Company and the individual members of the Board of Directors.  It also asserts claims against the directors pursuant to Section 20(a) of the Exchange Act on the theory that they are “control persons” of the Company. The complaint, which has been filed as a purported class action on behalf of Company shareholders, seeks, among other things, damages and an injunction barring the shareholder vote scheduled for March 19, 2018.

On March 9, 2018 two additional similar complaints were filed in the U.S. District Court for the Southern District of Florida.  Plaintiff Melvyn Klein, a purported shareholder of the Company, filed a complaint titled Klein v. magicJack Vocal Tec, Ltd et al.,  Case 9:18-cv-80307, and plaintiff Morris Akerman, also a purported shareholder of the Company, filed a complaint titled Akerman v. magicJack Vocaltec Ltd. et al., Case 9:18-cv-80310.   Both complaints assert that the Definitive Proxy Statement contains materially false and misleading statements in violation of Section 14(a) of the Exchange Act, both name as defendants the Company and the individual members of the Board of Directors, and both also assert “control person” claims against the directors pursuant to Section 20(a) of the Exchange Act.    Both purport to assert class action claims, and seek, among other things, damages and an injunction barring the shareholder vote.

The Company denies the allegations in all three complaints and denies that there are any material misrepresentations or omissions in the Definitive Proxy Statement.

The Company is hereby disclosing certain additional information (the “Supplemental Disclosures”) in response to the three putative class action complaints and solely for the purpose of mooting the allegations contained therein. The Company denies the allegations of the three class action complaints, and denies any violations of law. The Company believes that the Definitive Proxy Statement disclosed all material information required to be disclosed therein, and denies that the Supplemental Disclosures are material or are otherwise required to be disclosed. The Company is disclosing the Supplemental Disclosures solely to eliminate the burden and expense of further litigation. Nothing in the Supplemental Disclosures shall be deemed an admission of the legal necessity or materiality under applicable law of any of the Supplemental Disclosures.

The disclosure in the Definitive Proxy Statement in the section “The Transaction - Certain magicJack Unaudited Prospective Financial Information – magicJack–Non-GAAP Reconciliation of Adjusted EBITDA” is supplemented as follows:

By adding the following immediately after the first paragraph of text on page 52:

Estimated after-tax unlevered free cash flow of the magicJack Spark initiative based upon information contained in Company management’s forecasts and assumptions approved for use by the Company, for the years ended December 31, 2018, 2019, 2020, 2021 and 2022 were calculated by BofA Merrill Lynch as $(0.1) million, $0.4 million, $1.2 million, $2.0 million and $2.2 million, respectively. The estimated after-tax unlevered free cash flow amounts described above were calculated at the direction of the Company management applying a 35% federal corporate tax rate and were approved by the Company for BofA Merrill Lynch’s use for the financial analysis it performed in connection with the BofA Merrill Lynch’s rendering to the Board of BofA Merrill Lynch’s opinion, dated November 8, 2017.

For purposes of BofA Merrill Lynch’s update to its  discounted cash flow analysis (summarized above under “Opinion of BofA Merrill Lynch—Subsequent BofA Merrill Lynch Confirmation”), estimated after-tax unlevered free cash flow of the Company based upon information contained in the magicJack TCJA-effected forecasts, excluding the magicJack Spark initiative, for the years ended December 31, 2018, 2019, 2020, 2021 and 2022 were calculated by BofA Merrill Lynch as $22.3 million, $20.0 million, $17.8 million, $16.2 million and $14.6 million, respectively.  Estimated after-tax unlevered free cash flow of the magicJack Spark initiative based upon information contained in magicJack TCJA-effected forecasts, for the years ended December 31, 2018, 2019, 2020, 2021 and 2022 were calculated by BofA Merrill Lynch as $(0.2) million, $0.5 million, $1.5 million, $2.4 million and $2.6 million, respectively. The estimated after-tax unlevered free cash flow amounts described above were calculated at the direction of the Company management applying a 21% federal corporate tax rate and were approved by the Company for BofA Merrill Lynch’s use in BofA Merrill Lynch’s update to its discounted cash flow analysis financial analysis it presented to the Board of Directors on January 9, 2018.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Supplement to the Definitive Proxy Statement, including without limitation the estimated after-tax unlevered free cash flow amounts for the years 2018 through 2022, including management’s estimated applicable federal corporate tax rate, include predictions, estimates, and other information that may be considered “forward-looking statements” that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast,” and other words of similar import. Shareholders are cautioned that any forward-looking statements are not guarantees of future performance. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors.

These risks and uncertainties include, but are not limited to, the factors and matters described in this Definitive Proxy Statement and the following factors: (1) the business of the Company may suffer as a result of uncertainty surrounding the Merger; (2) the final outcome of the existing and any additional legal proceedings related to the Merger; (3) the Company may be adversely affected by other economic, business, and/or competitive factors; (4) the occurrence of any event, change, or other circumstances that could give rise to the termination of the Merger Agreement and, in certain cases, the payment by us of a termination fee of approximately $5.7 million; and (5) risks that the Merger disrupts our current plans and operations, results in potential difficulties in employee retention, diverts management’s or employees’ attention from ongoing business operations.  Additional factors that may affect the Merger and the future results of the Company are set forth in filings the Company makes with the SEC from time to time.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.  Except as required by applicable law, the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and therefore file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy these reports, proxy statements and other information at the SEC’s public reference room at the following location:

Public Reference Room
100 F Street NE
Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an internet website at www.sec.gov, that contains reports, proxy statements and other information regarding the Company.  These SEC filings and submissions are also available to the public from commercial document retrieval services and at the Company’s website at http://www.vocaltec.com.